Exhibit 10.11

February 6, 2002

Ms. Adelene Perkins

83 Lincoln Road

Wayland, MA 01778

Dear Adelene,

On behalf of Infinity Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Chief Business Officer reporting to the Chief Executive Officer.

1.	Effective Date: The effective date of your full-time employment with the Company shall be Monday, June 3, 2002.

2.	Salary: Your base salary will be $9,134.62 per biweekly payroll period (equal to $237,500 on an annual basis). In addition, in accordance with the Company’s regular compensation practices, you will receive, approximately annually, a salary review, and the Company may adjust your salary based on your performance, the Company’s performance, and/or such other factors as may be determined at the sole discretion of the Company’s Board of Directors or its designee.

3.	Success Sharing: In addition to your base salary, you may be eligible to participate in the Infinity Success Sharing cash bonus program, under which you may receive a bonus depending upon the achievement by you and the Company of goals and objectives which shall be established by the Company in its sole discretion. The amount, if any, and timing of such bonus shall be determined by the terms of the program.

4.	Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs.

5.	Vacation: Upon your date of hire, you will start to accrue vacation time at a rate of 15 days per year, which may be taken in accordance with Company policy; 12 paid holidays annually will be observed. It is understood that you have long-standing family plans for a vacation in late-June/early July which, of course, you may take.

6.

Equity Participation, Vesting of Stock: Subject to approval by the Company’s Board of Directors, you will be granted a restricted stock award to purchase 450,000 shares of the Company’s Common Stock. A complete description of the terms and conditions of the restricted stock award will be contained in the Company’s 2001 Stock Incentive Plan and the form of restricted stock agreement to be entered into by you and the Company. The restricted stock will be subject to repurchase by the Company, which repurchase option shall lapse as to 75,000 of the shares on

February 6, 2002	Page 2

Ms. Adelene Perkins

January 1, 2003. Over the following 36 months (through December 31, 2005), the Company’s repurchase option shall lapse at a rate of 10,416.667 shares per month. In the event of your death or permanent disability while employed by the Company, the repurchase option will lapse immediately as to all shares. Other than as provided in Section 11 below, if you voluntarily terminate your employment or the Company terminates your employment for Cause (as defined in Section 11 below), vesting will cease as of the date of your termination, and you will be entitled to retain those shares that have vested as of such date. In addition, in accordance with the Company’s compensation practices, you will receive, approximately annually, a merit stock review which will be based on your performance, the Company’s performance, and such other factors as may be determined by the Company’s Board of Directors.

7.	Repayable Loan: Subject to Board approval, the Company will loan you $67,500 to pay the purchase price of the restricted stock award made to you in connection with the commencement of your employment. The loan will bear interest at the lowest applicable federal interest rate, will be full recourse to your assets, and will be secured by the shares of restricted common stock purchased by you. Repayment will be made in cash or, to the extent permitted by law, in shares of the Company’s stock owned by you. Principal plus all accrued interest shall become due and payable in full on the first to occur of (1) the first date on which the fair market value of the shares of common stock held by you exceeds $500,000 and such shares are freely tradable or (2) the first date on which you receive cash or freely tradable securities having a value of at least $500,000 in an acquisition of the Company by a third party (a “Liquidity Event”). In the event that your employment with the Company is terminated either voluntarily by you or by the Company without Cause prior to a Liquidity Event, then the principal, plus interest will be due on the first to occur of (1) the first anniversary of the termination of your employment or (2) a Liquidity Event. In the event you are terminated for Cause by the Company, the principal and all interest will be due and payable on the earlier to occur of 30 days after such termination or a Liquidity Event. If upon termination for any reason, the Company exercises its repurchase right, any amounts due from the Company in connection with such repurchase will be applied to reduce the remaining out standing loan balance.

8.	Employment At-Will: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time and the Company will not be obligated to continue your employment for any specific period. Both you and the Company may terminate the employment relationship, with or without Cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company (except as herein described).

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Ms. Adelene Perkins

9.	Proprietary Information, No Conflicts: As a condition of employment, you agree to execute the Company’s standard form of Invention, Non-Disclosure, and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that, to the best of your knowledge, you are not presently bound by any employment agreement, confidential or proprietary information agreement, or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company. The non-compete agreement you entered into with your most recent employer is attached and Infinity has been provided the opportunity to review it.

10.	Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and to submit an original document or documents that establish identity and employment eligibility within three business days of employment.

11.	Severance Agreement: If your employment is terminated without Cause, as defined below, or if you resign from employment due to a material diminution in your job responsibilities or title or as a result of the Company not fulfilling its obligations as provided for in this agreement, (1) the Company will continue to pay you your then-current base salary for a period of 12 months following the effective date of your termination, and (2) the vesting of your unvested shares will continue for a period of 12 months from the date of your termination, provided that you execute a severance agreement and release of claims provided by the Company. You shall receive no other benefits following your termination, except as required by law.

*“Cause” for termination shall be deemed to exist upon (a) good faith finding by the Company of failure of the Employee to perform her material duties for the Company in a manner acceptable to the Company, which failure continues for a period of more than 30 days after notice thereof has been provided to you in writing by the Company, setting forth in reasonable detail the nature of such failure; (b) dishonesty; gross negligence or misconduct; or (c) the conviction of the employee of, or the entry of a pleading of guilty or nolo contendere by the employee to, any felony or any crime involving extortion, dishonesty, or theft.

12.	Successors and Assigns: This letter of offer will be binding upon and inure to the benefit of the Company’s successors and assignees. In the event of a merger or consolidation of the Company (whether or not the Company is the surviving or the resulting corporation), the surviving or resulting corporation will be bound by the obligations set forth in this letter offer.

February 6, 2002	Page 4

Ms. Adelene Perkins

Adelene, all of us here at Infinity are very enthusiastic about your commitment to joining the company and have the highest expectation of your future contributions.

Please indicate your understanding and acceptance of the foregoing terms of your employment by signing the enclosed copy of this letter and returning it to me no later than February 11, 2002. After that date, the offer will expire.

Very truly yours,
INFINITY PHARMACEUTICALS, INC.

/s/ Steven H. Holtzman
Steven H. Holtzman
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment by Infinity Pharmaceuticals, Inc.

/s/ Adelene Q. Perkins	2/15/02
Adelene Perkins	Date